For Immediate Release

News Release

Form 8-K Release to be filed with the SEC on February 4, 2008

James W. Sullivan, Chief Financial Officer and principal financial and accounting officer of Reliance Bancshares, Inc. (the “Company”), has resigned effective January 29, 2008 to pursue a new career opportunity.  Mr. Sullivan served as a member of the Company’s senior management team during his five- year tenure at the Company and was responsible for the development and management of finance, accounting and planning functions of the Company.

As a result of his resignation, the Company and Mr. Sullivan entered into a Resignation Compensation Agreement pursuant to which Mr. Sullivan will receive $24,230 as compensation for four weeks vacation and six weeks salary.  In addition, the Company and Mr. Sullivan entered into a Stock Option and ESPP Repurchase Agreement under which the Company repurchased certain of Mr. Sullivan’s accumulated stock options and restricted common stock for a total of $297,430, as follows:(i) options to purchase 65,000 shares of Class A common stock at a composite exercise price of $12.00 per share; and (ii) 620 shares of Class A restricted common stock at a composite price of $12.00 per share.  Mr. Sullivan forfeited options to purchase an additional 4,000 shares.

Effective January 30, 2008, the Board of Directors has appointed Dale E. Oberkfell to act as Chief Financial Officer and principal financial and accounting officer until these positions are filled.  Mr. Oberkfell, age 51, was hired by the Company in May 2005 to serve as Executive Vice President, as well as President and Chief Operating Officer of Reliance Bank, a subsidiary of the Company.  Prior to joining the Company, Mr. Oberkfell was a principal with the accounting firm Cummings, Oberkfell and Ristau, P.C. (now Cummings, Ristau & Associates, P.C.) and has over 25 years of banking and corporate accounting experience.